Exhibit 10.132

REAL PROPERTY PURCHASE AGREEMENT

Between

ANTARES-A, INC., a Delaware corporation

as Seller

and

KBS Capital Advisors LLC,

a Delaware limited liability company

as Buyer

TABLE OF CONTENTS

1.	Sale of the Property.	1

	1.1 The Project.	1

	1.2 Personal Property.	2

	1.3 Plans and Contracts	2

	1.4 Leasehold Rights.	2

	1.5 Intangible Rights.	2

2.	Opening of Escrow.	2

3.	Purchase Price.	3

	3.1 Purchase Price.	3

	3.2 Payment of Purchase Price.	3

4.	Conditions Precedent to Buyer’s Performance.	3

	4.1 Issuance of Title Policy.	4

	4.2 Approval of Preliminary Report.	4

	4.3 Confirmation of Feasibility.	6

	4.4 Estoppel Certificates.	9

	4.5 Deposit of Documents.	9

	4.6 Validity of Representations and Warranties.	9

	4.7 Performance of Covenants.	9

	4.8 No Material Changes.	9

5.	Conditions Precedent to Seller’s Performance.	10

	5.1 Deposit of Documents and Funds.	10

	5.2 Validity of Representations and Warranties.	10

	5.3 Performance of Covenants.	10

6.	Closing of Escrow.	10

	6.1 Closing Date.	10

	6.2 Deposits to be Made by Buyer.	10

	6.3 Deposits to be Made by Seller.	11

7.	Title Policy.	12

8.	Termination and Cancellation of Escrow.	13

9.	Property “As Is”.	15

10.	Seller’s Representations and Warranties.	15

	10.1 Authority.	15

	10.2 Requisite Action; No Conflict.	15

	10.3 Validity.	16

	10.4 Property Matters.	16

	10.5 Operations During Escrow.	17

	10.6 No Further Encumbrance.	19

	10.7 No Marketing.	19

	10.8 Future Notices.	19

	10.9 Subordination, Non-Disturbance and Attornment Agreement.	19

	10.10 Easements.	19

11.	Buyer’s Representations and Warranties.	20

	11.1 Authority.	20

	11.2 Requisite Action.	20

	11.3 Validity.	20

	11.4 Environmental Agreement.	20

	11.5 Confidentiality.	23

12.	Brokerage Commissions.	23

13.	General Provisions.	24

	13.1 Assignment.	24

	13.2 Attorneys’ Fees.	24

	13.3 Approval and Notices.	24

	13.4 Prorations.	25

	13.5 Payment of Costs.	27

	13.6 Escrow Holder Authorized to Complete Documents.	28

	13.7 Recordation of Documents.	28

	13.8 Delivery of Documents and Funds.	28

	13.9 Performance by Escrow Holder.	28

	13.10 Risk of Loss.	29

	13.11 Condemnation.	29

	13.12 Delinquent Rents.	30

	13.13 Interpretation.	30

	13.14 Titles, Captions and Sections.	30

13.15 Gender.	30

13.16 No Waiver.	30

13.17 Modifications.	31

13.18 Severability.	31

13.19 Integration of Prior Agreements and Understandings.	31

13.20 Time of Essence.	31

13.21 Possession of Property.	31

13.22 Counterparts.	31

13.23 Exhibits Incorporated by Reference.	31

13.24 Computation of Time.	32

13.25 Buyer’s Materials Concerning Property.	32

13.26 Other Documents; Cooperation of Parties; Exchange.	32

13.27 Mediation, Arbitration and Damages.	32

13.28 Exclusivity.	33

13.29 Not an Offer.	33

Section in which first mentioned
EXHIBIT A LEGAL DESCRIPTION OF THE LAND	1.1
EXHIBIT B LEASES	1.4
EXHIBIT C TENANT ESTOPPEL CERTIFICATE	4.4
EXHIBIT D ASSIGNMENT OF LEASES	6.2.2
EXHIBIT E SPECIAL WARRANTY DEED	6.3.1
EXHIBIT F BILL OF SALE AND GENERAL ASSIGNMENT	6.3.2
EXHIBIT G NOTICE OF SALE	6.3.7
EXHIBIT H CERTIFICATION OF NON-FOREIGN STATUS	6.3.8

REAL PROPERTY PURCHASE AGREEMENT

Escrow No.

(“Escrow”)

To:	Chicago Title Company
Joy Eaton, Escrow Officer
(“Escrow Holder”)
Irvine Commercial Center
16969 Von Karman
Irvine, CA 92606
949-263-0123 / 800-845-9266
Fax: 949-263-0356

This Real Property Purchase Agreement (“Agreement”), dated July 2, 2007, is made in Portland, Oregon, between ANTARES-A, INC., a Delaware corporation (“Seller”), and KBS Capital Advisors LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A. Seller owns the Property described in Section 1.

B. Subject to the terms and conditions of this Agreement, Buyer is interested in acquiring the Property and Seller is interested in selling the Property.

TERMS AND CONDITIONS

Therefore, the parties agree as follows:

1. Sale of the Property.

Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the following described property:

1.1 The Project.

The land located in Multnomah County, Oregon, more particularly described on attached Exhibit A (“Land”), together with all improvements owned by Seller located on, above or below the surface of the Land, including the office buildings and parking structure located thereon, the office portion of which is commonly known as ADP Plaza and is located at 2525 SW First Avenue, Portland, Oregon, together with all rights, easements, rights-of-way and appurtenances to the Land and held by Seller (collectively, “Project”);

1.2 Personal Property.

All furniture, fixtures, equipment, appliances and personal property to the extent owned by Seller and now located in or on the Project or used in connection with the management and operation of the Project, including but not limited to those items of personal property listed in the Bill of Sale attached as Exhibit F hereto (collectively, “Personal Property”);

1.3 Plans and Contracts.

To the extent assignable and within Seller’s control or possession, all licenses and permits, blueprints, surveys, plans, specifications, maps, drawings, environmental reports, guaranties and warranties made by any contractors, subcontractors, vendors or suppliers regarding their performance or the quality of materials supplied in connection with the improvement of all or any part of the Project, and all management agreements, maintenance contracts and service contracts pertaining to the Project or the Personal Property that Buyer approves by written notice given to Seller within the Feasibility Period as defined in Section 4 below (collectively, “Plans and Contracts”);

1.4 Leasehold Rights.

Seller’s interest as landlord in all office building leases (if any), and all amendments and modifications thereto, covering leased space within the Project as set forth in Exhibit B and made a part hereof, (“Leases”) and all guarantees insuring performance of those lease obligations, together with all prepaid rent, damage, escrow and security deposits paid by tenants of the Project as of Close of Escrow (as defined in Section 6.1.2) (collectively, “Leasehold Rights”); and

1.5 Intangible Rights.

All intangible personal property in connection with or arising out of the ownership of the Land or the Project, including, without limitation, the use of any trade name or logotype for the Land or the Project (collectively, “Intangible Rights”) provided however, Seller reserves any and all damage claims it may have against third parties with respect to the damages Seller has suffered or may hereafter suffer as a result of the Disclosed Conditions (as defined in Section 11.4) on or about the Property and the adjacent property including but not limited to its adverse affect on the Purchase Price for the Property and the attorneys’ fees, fines, penalties, consequential damages, and response or remediation costs now or hereafter incurred by Seller as a result of such conditions.

The Land, the Project, the Personal Property, the Plans and Contracts, the Leasehold Rights and the Intangible Rights are collectively referred to herein as the “Property.”

2. Opening of Escrow.

When this Agreement, duly signed or signed in counterparts, and the Deposit (defined in Section 3.2.1), are delivered to Escrow Holder, Escrow shall be deemed opened. Escrow Holder shall immediately notify Buyer, Seller and their attorneys, in writing, of the date when the escrow was opened.

3. Purchase Price.

3.1 Purchase Price.

The purchase price for the Property shall be Thirty-Three Million One Hundred Thousand and 00/100 Dollars, subject to adjustments and prorations provided for under this Agreement ($33,100,000.00) (“Purchase Price”).

3.2 Payment of Purchase Price.

The Purchase Price shall be paid as follows:

3.2.1 By no later than three (3) business days following the date (the “Execution Date”) of full execution and delivery of this Agreement, Buyer shall deliver to Escrow Holder a non-refundable deposit of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) (“Deposit”). The Deposit shall be in the form of wire transfer, cash or a certified or bank cashier’s check. Escrow Holder shall place the Deposit in an interest-bearing account. All interest earned on the Deposit shall be included within the meaning of the term “Deposit” in this Agreement. The Deposit shall be retained by Escrow Holder and credited to the Purchase Price if Escrow closes pursuant to the terms of this Agreement. If Escrow fails to close due to any reason other than a Forfeiture Default (as defined below in Section 8.2) then the Deposit shall be immediately delivered to and retained by Buyer, provided however that in the event Seller notifies Buyer and Escrow Holder in writing that Seller is making a damages claim against the Buyer based upon an alleged Nonforfeiture Default (as defined below in Section 8.2) then the Escrow Holder or a court of competent jurisdiction (through Escrow Holder’s interpleader action) shall retain the lesser of the entire Deposit or 200% of the amount claimed until such claim is resolved by a settlement agreement between the parties, a final and binding arbitration award or a final and nonappealable judgment of a court of competent jurisdiction. The Deposit shall be used to pay any amount Buyer owes to Seller pursuant to such a final settlement, award or judgment and any remainder shall then be released to the Buyer.

3.2.2 Provided all conditions precedent in Section 4 hereof have been satisfied, by 10:00 a.m. on the Closing Date (as defined in Section 6.1.1), Buyer shall deposit into Escrow immediately available federal funds in an amount which, after giving effect to the debits and credits shown on a correct closing statement and when added to the Deposit, will equal the Purchase Price. An amount equal to the sum of all cash security deposits held by Seller under the terms of any Leases (less amounts duly applied pursuant to such terms) shall be credited to Buyer at Closing, provided that Buyer assumes in writing responsibility for the proper disposition of all such deposits as provided in those Leases.

4. Conditions Precedent to Buyer’s Performance.

Buyer’s obligation to purchase the Property is subject to the satisfaction or waiver (either written or deemed) of all the conditions set forth below in Sections 4.1 through 4.8. If all of the conditions set forth in the Sections 4.3 and 4.4 below are not satisfied by thirty (30) days from Buyer’s deposit of the Deposit into Escrow as described above (the “Feasibility Period”) then Buyer’s sole remedy shall be either to immediately terminate Escrow as set forth below, in which case the Deposit shall be returned to Buyer (if Buyer is not then in default of this Agreement), or to immediately waive in writing those conditions which have not been satisfied; provided however, that if Seller notifies Buyer and Escrow Holder in writing that Seller is making a damages claim against the Buyer based upon an alleged Nonforfeiture Default (as defined below in Section 8.2) then the Escrow Holder or a court of competent jurisdiction (through Escrow Holder’s interpleader action) shall retain the lesser of the entire Deposit or 200% of the amount claimed until such claim is resolved by a settlement agreement between the parties, a final and binding arbitration award or a final and nonappealable judgment of a court of competent jurisdiction. Should Buyer fail to timely and properly deliver to Seller (and Escrow Holder, where required) written notice of termination because the contingencies in Sections 4.3 and 4.4 are deemed unsatisfied, those contingencies shall be conclusively deemed approved and satisfied. Buyer shall determine in Buyer’s sole discretion the approval and satisfaction of the contingencies contained in Sections 4.2 through 4.4 below except to the extent expressly provided otherwise in Section 4.2. In the event of any dispute as to whether Seller has satisfied any of the conditions stated in Section 4 below that are not subject to determination in Buyer’s sole discretion then the dispute shall be resolved by arbitration in the manner set forth below in this Agreement. The Deposit shall be used to pay any amount Buyer owes to Seller pursuant to such a final settlement, award or judgment and any remainder shall then be released to the Buyer.

4.1 Issuance of Title Policy.

Chicago Title Insurance Company, 16969 Von Karman, Irvine, CA 92606, Attention: John Premac and George Bull (“Title Company”) shall have irrevocably committed to issue the Title Policy upon Close of Escrow as described in Section 7.1.

4.2 Approval of Preliminary Report.

4.2.1 Within five (5) days after the Execution Date, Seller shall provide Buyer with a current A.L.T.A. standard coverage owner’s preliminary report of title for the Land (“Title Report”), together with copies of all documents shown as exceptions in the Title Report (collectively, “Title Documents”). Seller, at Buyer’s expense, has provided an updated survey of the Land as part of the Title Documents prior to the Execution Date. Within twenty (20) days after the Execution Date, Buyer may disapprove the Title Documents by written notice to Escrow Holder and Seller (“Notice of Defect”) specifying the matters shown in the Title Report or Title Documents which are disapproved by Buyer (“Disapproved Exception”) and stating the specific grounds for each Disapproved Exception. If Seller and Escrow Holder have not received the Notice of Defect from Buyer on or before 5:00 p.m. on the last day of the above 20-day period, then this title contingency shall be conclusively deemed satisfied in all respects. Notwithstanding anything to the contrary contained in this Agreement, Buyer disapproves all monetary and financing liens and encumbrances (other than liens for non-delinquent real property taxes). Seller covenants to cause all such liens to be eliminated at Seller’s sole cost and expense (including all pre-payment penalties and charges) prior to or concurrently with the Close of Escrow.

4.2.2 Provided Buyer shall have timely and properly delivered Buyer’s Notice of Defect, Seller, within five (5) days after receiving the Notice of Defect, may give to Buyer a notice stating whether or not Seller will use its reasonable efforts to cure any of the Disapproved Exception(s) on or before Close of Escrow and the time Seller reasonably believes it will take to effect that cure. Seller’s failure to give timely notice in response to Buyer’s Notice of Defect shall constitute Seller’s notice that it will not use its reasonable efforts to cure any of the Disapproved Exception(s) on or before Close of Escrow. If Seller will not use its reasonable efforts to cure the Disapproved Exception(s) on or before Close of Escrow, Buyer shall be deemed to have terminated this Agreement and the Escrow, in which case the Deposit shall be returned to Buyer (if Buyer is not then in default of this Agreement), unless Buyer delivers to Seller its written waiver of the Disapproved Exception(s) within three (3) business days after Seller’s notice (or deemed notice) to that effect has been given or deemed given.

4.2.3 If Seller timely notifies Buyer as provided above that Seller will use its reasonable efforts to cure a Disapproved Exception and then does not cure that Disapproved Exception as provided in Seller’s notice, Buyer, as its only remedy for Seller having failed to cure the Disapproved Exception, may elect by notice to Seller and Escrow Holder given within two (2) days after Seller’s giving Buyer notice that Seller has not cured the Disapproved Exception, either to (i) waive the Disapproved Exception or (ii) declare Seller in default and have the rights and remedies provided in Section 8.2. If any Disapproved Exception cannot be cured by the Closing Date, but can be cured by Seller’s reasonable efforts within fifteen (15) days after the scheduled Closing Date then either party may extend the scheduled Closing Date for such purpose and for such fifteen (15) days by notice given to the Seller on or before the originally scheduled Closing Date. Buyer’s failure to give to Seller and Escrow Holder notice of Buyer’s election shall be conclusively deemed Buyer’s election to terminate this Agreement and the Escrow, in which case the Deposit shall be returned to Buyer if Buyer is not then in default of this Agreement. If this Agreement is terminated because Seller elects to cure but then fails to use such reasonable efforts to cure, then in addition to any remedies provided in Section 8.2, Seller shall reimburse the Buyer’s reasonable legal fees and costs incurred in the transaction up to a maximum of $50,000.00.

4.2.4 Seller’s “reasonable efforts,” as used in this Section 4.2, shall not include any obligation of Seller to incur any liability, to spend any money or to initiate, defend or maintain any legal action to correct or eliminate any Disapproved Exception except as provided otherwise in this Section below with respect to certain monetary liens. The issuance of a title policy or endorsement by Title Company on or before Close of Escrow insuring against any Disapproved Exception(s) in the Title Report shall be subject to the Buyer’s consent if the encumbrance is nonmonetary in nature or is a monetary encumbrance or encumbrances in excess of $100,000 in the aggregate, which consent may be withheld in Buyer’s sole and absolute discretion unless the Title Company gives Buyer notice that the Title Company will insure over specified Disapproved Exception(s) in writing prior to the expiration of the Feasibility Period, in which event Buyer’s consent shall be deemed given by its failure to terminate prior to the expiration of the Feasibility Period. Notwithstanding the foregoing, Seller shall be unconditionally obligated to remove any mortgages, deeds of trust, public assessments, statutory liens, judgment liens, or similar monetary liens securing a liquidated dollar amount that can be removed by the payment of money, which Buyer has disapproved in writing, and Seller shall not make any election under Section 4.2.2 on account of any such Disapproved Exception to title, except for any involuntary lien in excess of $50,000, as to which Seller may elect, but shall be under no obligation, to bond around or otherwise remove such lien. If Seller does not elect to bond around or otherwise remove any construction or other involuntary lien greater than $50,000, Buyer may, by written notice to Seller within five (5) days after Buyer’s receipt of

Seller’s election, terminate this Agreement and the Escrow, in which case the Deposit shall be returned to Buyer if Buyer is not then in default of this Agreement. As to any such mortgages, deeds of trust, public assessments, statutory liens, judgment liens, or similar monetary liens securing a liquidated dollar amount that can be removed by the payment of money that Seller is obligated to remove, Buyer acknowledges that it is reasonable for such liens to be removed after the Closing Date provided the Escrow Agent holds a written demand from the creditors specifying the payment amount necessary to remove such liens and holds, and pays to the creditor on the Closing Date, such amount of funds for full payment of such liens in escrow as of the Closing Date and as a result is prepared to issue the title policy or endorsement insuring against such liens.

4.2.5 Once title has been approved by Buyer under this Section 4, any new title information received by Seller or Buyer from a supplemental Title Report, survey, or other source (collectively, “New Title Matter”) shall be subject to the same procedure provided above (and the Closing Date shall be extended commensurately if the Closing would have occurred but for those procedures being implemented for a New Title Matter), except that the 30-day period in Section 4.2.1 shall be reduced to ten (10) days.

4.3 Confirmation of Feasibility.

4.3.1 Buyer shall have the Feasibility Period in which to approve in Buyer’s sole and absolute discretion, which approval may be withheld for any reason or no reason, the physical condition of the Project and whether Buyer can feasibly use the Property in accordance with Buyer’s plans. Buyer shall be solely responsible for determining existing zoning classifications, building regulations, governmental entitlement and development requirements applicable to the Property. To assist Buyer’s feasibility study, Seller shall deliver to Buyer and Buyer shall have the right to review and approve all contracts, leases, environmental reports for the period of Seller’s ownership of the Property. Upon reasonable notice from Buyer during the Feasibility Period, Seller shall make available to Buyer for inspection and copying, at Buyer’s sole cost, during normal business hours of Seller’s property manager, Rim Pacific Management, at its office in the Property or its headquarters office at 22982 Mill Creek Drive, Laguna Hills, CA 92653, copies of any plans, studies, reports, budgets, licenses, permits and all other current and historical information about the Property that Seller has in its possession, including but not limited to those items listed on Schedule 4.3.1. All such delivered or inspected documents, including Buyer’s 3-14 Audit Documents (defined below), are collectively referred to below as “Property Documents.”

Buyer has informed Seller that Buyer is required by law to complete an audit commonly known as a “3-14” Audit (“Buyer’s 3-14 Audit”) with respect to certain matters relating to the Property. In connection with the performance of Buyer’ 3-14 Audit, Seller shall during the Feasibility Period deliver or provide access to Buyer, as part of the Property Documents, (a) the documents which are described on Schedule 4.3.1 attached hereto, to the extent in existence and in Seller’s possession and to the extent the same are not Excluded Documents as defined below (collectively, “Buyer’s 3-14 Audit Documents”) and (b) provide to Buyer in written form, as determined by Seller, answers to the questions relating to the Property which are set forth in Schedule 4.3.1.

Except as expressly provided in Section 10.4 hereof, Seller makes no express or implied representations or warranties concerning the sufficiency or accuracy of the Property Documents and shall not be liable to Buyer in any way whatsoever for any insufficiency or inaccuracy of the Property Documents. Except as expressly provided in Section 10.4 hereof, Buyer shall be solely responsible for determining the sufficiency and accuracy of the Property Documents.

Notwithstanding any other provision of this Agreement, Seller shall have no obligation to make available to Buyer, and Buyer shall have no right to inspect or make copies of, any of the Excluded Documents. As used herein, “Excluded Documents” shall mean any documents involving Seller’s financing or refinancing of the Property, any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property (other than documents pertaining to the environmental condition of the Property), any documents pertaining to the potential acquisition of the Property by any past or prospective purchasers (other than documents relating to the environmental condition of the Property), any third party purchase inquiries and correspondence, appraisals or economic evaluations of the Property, Seller’s organizational documents and records, any internal budgets, financial projections or reports prepared by Seller or its advisors, managers, attorneys, accountants or consultants, exclusively for Seller or any of its constituent partners or members and any other internal documents (other than documents consisting of correspondence or notices to and from the tenants or documents relating to the environmental condition of the Property), and any documents or materials which are subject to the attorney/client privilege or which are the subject of a confidentiality obligation except for environmental reports

4.3.2 During the Feasibility Period, Seller shall make available to Buyer for interviews regarding the Property, Seller’s personnel, agents and managers so long as Buyer provides Seller with 24 hours prior notice. If Buyer notifies Seller in writing two (2) Business Days in advance and affords Seller the opportunity to participate in Buyer’s communications, Buyer may communicate with executives of the tenants with respect to their leases affecting the Property. Prior to the Closing Date, Buyer shall not solicit or negotiate with any of such tenants to relocate from the Premises or otherwise interfere with Seller’s business relationship with its tenants except for limited communication in connection with Buyer’s investigation of the Property.

4.3.3 Prior to the expiration of the Feasibility Period, Buyer shall deliver to Seller written notice of Buyer’s approval or disapproval (which determination shall be made in Buyer’s sole discretion) of the feasibility of the Property. The Feasibility Period shall be deemed to have expired as of the date such a notice is given if earlier than the end of the Feasibility Period specified above in this Section 4. If Seller has not received notice from Buyer of approval or disapproval of feasibility on or before 5:00 p.m. on the last day of the Feasibility Period, the feasibility shall be deemed approved. If Buyer disapproves the feasibility by written notice to Seller, this Agreement shall terminate and the Deposit shall promptly be returned to Buyer. All Contracts which are assignable, except those Contracts Buyer elects not to have assigned to it as part of its approval notice, shall be included in the assignment described in Section 6.3.2 and any costs incurred in connection with such assignment shall be borne by Buyer to the extent disclosed in such contracts. Any Contract which Buyer notifies Seller that it does not elect to have assigned to Buyer shall be terminated by Seller on or before the Closing Date and any costs incurred in connection with such termination shall be borne by Seller; provided, however, that with respect to those Contracts which provide for termination periods which do not end prior to the Closing Date, Seller shall terminate the Contracts as of the earliest termination date set forth therein, and Buyer shall accept the assignment subject to such termination period. Seller shall have no obligation to assign or terminate any Contract which is not assignable or terminable by its terms. Seller shall terminate at Closing, and Buyer shall not assume, any property management or leasing agreement affecting the Property.

4.3.4 At reasonable times and subject to the rights of Seller and its contractors, invitees and tenants (if any), Buyer and its representatives, agents, and contractors shall have a limited license when Escrow is open to enter upon the Property, at Buyer’s own cost and expense, with the right to inspect, investigate, test and study the Property in order to attempt to satisfy the contingency described in Section 4.3.1. However, Buyer may not contact any tenants in the Project except in the time, place and manner provided above in Section 4.3.2, or conduct any invasive soils, groundwater, or building materials tests without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. No such consent shall be construed as changing any of Buyer’s obligations under this Section 4.3.4. Buyer agrees for itself and its representatives, agents, contractors and invitees that they shall (i) perform any inspection, investigation, test, or study permitted under this paragraph in a reasonably diligent, expeditious and safe manner, (ii) not cause any Hazardous Materials (defined in Section 11.4) to be released onto or to spread or migrate on or under the Property nor cause any dangerous or hazardous condition to continue beyond the completion of the work permitted under this paragraph, (iii) comply with all applicable laws and governmental regulations, and (iv) keep the Property free and clear of all mechanics’ and materialmen’s liens and other liens arising out of the entry or work performed under this paragraph by Buyer, its representatives, agents, contractors and invitees. After any entry, Buyer shall immediately restore the Property to the same condition as it was in before Buyer entered the Property to the extent any damage requiring restoration was caused by Buyer or its representatives, agents, contractors or invitees. Buyer shall indemnify, defend (with counsel acceptable to Seller in Seller’s subjective, good faith judgment) and hold harmless Seller, its officers, directors, shareholders, employees, partners, members, beneficiaries, trustees, representatives, agents, successors and assigns (collectively, “Indemnified Parties”) from and against any and all (a) third party claims for bodily injury, death, or property damage, or (b) Seller’s property damage, loss, cost or expense (including, without limitation, attorneys’ fees), arising from entry on the Property by Buyer, its representatives, agents, contractors or invitees, but only to the extent caused by the acts or omissions of Buyer or its representatives, agents, contractors, or invitees. Buyer’s obligation to indemnify, defend and hold harmless the Indemnified Parties shall survive the termination of this Agreement and/or Close of Escrow. This limited license is not revocable by Seller so long as this transaction is still pending, but shall be deemed revoked upon termination of this Agreement. Notwithstanding anything to the contrary in this Paragraph, this indemnification shall not apply to the Disclosed Conditions on the Property.

4.3.5 Buyer shall maintain worker’s compensation covering its employees and comprehensive liability insurance policies to cover activities on the Property under this Section 4.3. Forty eight hours before any entry onto the Property by Buyer or anyone on Buyer’s behalf, Buyer shall deliver to Seller a certificate of insurance evidencing insurance coverage in compliance with the terms of this paragraph. Buyer shall maintain and keep in effect, at Buyer’s sole expense, at all times during the period of this Escrow, a comprehensive liability insurance policy having a combined liability limit of at least Two Million Dollars ($2,000,000) and property damage limits of at least Two Million ($2,000,000). The insurance policy shall be primary and noncontributing with any insurance which may be carried by Seller, and shall name Seller as an additional insured. The insurance policy shall also provide that it may not be canceled or modified without at least thirty (30) days prior written notice to Seller.

4.4 Estoppel Certificates.

Buyer shall have received no less than three (3) business days prior to end of the Feasibility Period fully executed tenant estoppel certificates (“Estoppel Certificates”) in the form of Exhibit C attached hereto from all of the tenants leasing space in the Project and not disclosing the existence of any default under the Leases and containing information that is consistent with and confirms (i) the terms of the Leases, (ii) the information contained in the rent roll for the Project delivered to Buyer, and (iii) the information contained in the accounts receivable aging report for the Project delivered to the Buyer. Within two (2) days after the Execution Date, Seller shall prepare and submit to Buyer for approval the Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain such Estoppel Certificates from all tenants of the Project as soon as possible after the execution and delivery of this Agreement and to obtain updated Estoppel Certificate not more than ten (10) days prior to the Closing Date, provided however, that the in the event of a tenant refusal to give such an updated Estoppel Certificate then Buyer shall rely solely upon the Seller’s closing certificate and shall have no right to terminate this transaction based upon any such tenant refusal to update their Estoppel Certificate.

4.5 Deposit of Documents.

Seller shall have signed, acknowledged and delivered all documents and instruments to Escrow Holder as required in Section 6.3.

4.6 Validity of Representations and Warranties.

All representations and warranties by Seller in this Agreement shall be true on Close of Escrow as if made at that time.

4.7 Performance of Covenants.

Seller shall have timely performed all of its covenants and agreements under this Agreement.

4.8 No Material Changes.

As of the Closing Date, there shall have been no material adverse changes since the expiration of the Feasibility Period in the physical condition of the Property or the operating condition of any building systems or equipment serving the Property.

5. Conditions Precedent to Seller’s Performance.

Seller’s obligation to sell the Property is subject to the satisfaction or waiver of all conditions set forth below within the applicable time periods specified. Approval and satisfaction of the contingencies under this Section 5 shall be determined in Seller’s reasonable judgment unless expressly stated otherwise. Should Seller fail to timely and properly deliver to Buyer written notice reasonably disapproving the contingencies in this Section 5 so that Buyer actually receives the notice within the time periods indicated, those contingencies shall be deemed approved and satisfied unless expressly stated otherwise in this Section 5.

5.1 Deposit of Documents and Funds.

Buyer shall have signed, acknowledged and timely delivered all documents, instruments and funds to Escrow Holder as required in Section 6.2.

5.2 Validity of Representations and Warranties.

All representations and warranties by Buyer in this Agreement shall be true on Close of Escrow as if made at that time.

5.3 Performance of Covenants.

Buyer shall have timely performed all of its covenants and agreements under this Agreement.

6. Closing of Escrow.

6.1 Closing Date

6.1.1 Escrow shall close on or before 5 p.m. (Oregon time) on the “Closing Date”, which shall be no later than the fifteenth (15th) day after the expiration of the Feasibility Period. By written notice given to the Buyer by at least seven (7) business days prior to the scheduled Closing Date, Seller shall have the right to extend the Closing Date for a period not to exceed ninety (90) days in the aggregate after expiration of the Feasibility Period (or if the ninetieth (90th) day shall fall on a Saturday, Sunday or legal holiday, to the first business day following the ninetieth (90th) day) after the expiration of the Feasibility Period.

6.1.2 The terms “Close of Escrow” and/or “Closing” are used in this Agreement to mean the time and date (which shall be as provided in Section 6.1.1) on which (a) the Special Warranty Deed (as defined in Section 6.3.1) is filed for recording by Escrow Holder in the Office of the Multnomah County Recorder, or (b) the Purchase Price is remitted to Seller, whichever occurs first.

6.2 Deposits to be made by Buyer.

Except as otherwise expressly provided below, at or before 5:00 p.m. on the last business day immediately before Close of Escrow, Buyer shall deliver to Escrow Holder:

6.2.1 Provided all conditions precedent to Buyer’s performance hereunder have been satisfied, on the Closing Date, immediately available funds, in the form of cash, a wire transfer of funds or a certified or bank cashier’s check in an amount which, when added to the Deposit, shall equal the Purchase Price. The certified or bank cashier’s check shall be drawn on or issued by a national financial institution’s office in the State of Oregon. The national financial institution must be reasonably acceptable to Seller. The cash must be by direct deposit or by a wire transfer of funds actually made into and received by Escrow Holder’s depository bank account by Close of Escrow;

6.2.2 A properly executed and acknowledged assignment of leases, in the form and content of attached Exhibit D, transferring to Buyer all of the Seller’s interests in the Leases existing as of Close of Escrow (“Assignment of Leases”);

6.2.3 A certified copy of a corporate resolution adopted by Buyer authorizing purchase of the Property under the terms of this Agreement; the individuals signing this Agreement on behalf of Buyer warrant that such authorization has been given; and

6.2.4 Any additional funds (e.g., title insurance charges, proration payments and escrow fees) and/or instruments, signed and properly acknowledged by Buyer if appropriate, as may be necessary to comply with this Agreement.

6.3 Deposits to be made by Seller.

At or before 5:00 p.m. on the last business day immediately before the Close of Escrow, Seller shall deliver to Escrow Holder:

6.3.1 A Special Warranty Deed conveying Seller’s interest in the Project, properly signed and acknowledged by Seller, in the form and content of attached Exhibit E (“Special Warranty Deed”);

6.3.2 A bill of sale and general assignment, properly signed by Seller, in the form and content of attached Exhibit F (“Bill of Sale”);

6.3.3 The properly executed and acknowledged Assignment of Leases;

6.3.4 All original Leases and all original Plans and Contracts in Seller’s possession (except those Contracts not approved by Buyers in accordance with Section 4.3.2., in which case Seller shall deliver copies of termination notices provided by Seller);

6.3.5 To the extent transferable by Seller, all refundable security, prepaid rent and other deposits paid by tenants of the Project to Seller, which deposits Escrow Holder shall maintain in a separate trust account and transfer to or credit Buyer upon Close of Escrow (“Prepaid Deposits”);

6.3.6 The fully signed original tenant estoppel certificates obtained from all the tenants of the Property, copies of which have been received, reviewed and approved by Buyer in accordance with the provisions of this Agreement;

6.3.7 Written notices of this sale, addressed and directed to each tenant of the Project, in the form and content of attached Exhibit G, giving each tenant notice of this sale and directing each tenant to pay all rent to Buyer (“Tenant Notices”);

6.3.8 A Certification of Non-Foreign Status certifying, pursuant to Internal Revenue Code section 1445, in the form and content of attached Exhibit H;

6.3.9 Any additional funds and/or instruments, signed and properly acknowledged by Seller if appropriate, as may be necessary to comply with this Agreement;

6.3.10 A certified copy of a corporate resolution adopted by Seller authorizing sale of the Property under the terms of this Agreement; the individuals signing this Agreement on behalf of Seller warrant that such authorization has been given.

6.3.11 A rent roll from Seller certified by Seller as to its accuracy as of the Closing Date.

6.3.12 An owner’s affidavit executed by Seller and any other documents, undertakings or agreements required by the Title Company to issue the Title Policy (as defined in Section 7.1) in accordance with the provisions of this Agreement; and

6.3.13 A certificate executed by Seller certifying that all representations and warranties of Seller set forth in this Agreement continue to be true, correct and complete.

7. Title Policy.

7.1 At Close of Escrow, Title Company shall issue and deliver to Buyer, at Seller’s expense, with a copy to Seller, its A.L.T.A. standard coverage Owner’s Policy of title insurance (“Title Policy”), with liability in the amount of the Purchase Price, insuring fee title in the Land vested in Buyer, subject only to:

7.1.1 A lien for all nondelinquent general and special real property taxes and assessments;

7.1.2 Easements, encumbrances, covenants, conditions and restrictions, reservations, rights-of-way and other matters of record of whatever kind or nature as shown in the Title Report as finally approved by Buyer and Seller under Section 4.2; and

7.1.3 Applicable zoning ordinances; and

7.1.4 Any encumbrance placed of record by or through the acts or omissions of Buyer, its agents, contractors or invitees.

Buyer may obtain from the Title Company its extended coverage title policy, and/or such endorsements as Buyer may require, provided that (i) all costs thereof (not including costs for the standard policy) shall be at Buyer’s expense, and (ii) the issuance of an Extended Title Policy shall not extend Buyer’s title or survey approval period under Section 4.2, the Feasibility Period, or the Close of Escrow. If Buyer delivers to Seller a form of title commitment from the Title

Company acceptable to Buyer prior to the expiration of the Feasibility Period that does not set forth any requirements inconsistent with the terms of this Agreement and is not conditioned upon any action by Seller other than payment of the standard coverage premium and delivery of the customary affidavit regarding title matters as contemplated by the terms of this Agreement or other customary actions the Seller is required to undertake in connection with Seller’s obligations under this agreement then the form of approved Title Policy that shall be delivered to Buyer as provided in this Section 7.1 shall be the form of title policy provided for in such title commitment delivered to Seller, together with all endorsements attached thereto.

8. Termination and Cancellation of Escrow.

8.1 In no event shall Escrow be extended beyond the Closing Date, as may be extended pursuant to Section 6.1.1, unless Buyer and Seller mutually agree in writing. If Escrow fails to close when and as provided in Section 6.1 then Escrow shall terminate automatically without further action by Escrow Holder or any party and Buyer shall have no further right, title or interest in or to the Property; in such case, the Deposit shall be paid to Buyer or to Seller pursuant to the other provisions of this Agreement. Termination of Escrow under this Agreement shall be without prejudice to whatever legal rights Buyer or Seller may have against each other which may otherwise arise from this Agreement in connection with that termination.

8.2 If the Close of Escrow fails to occur because of either party’s default, the defaulting party shall be liable for all Escrow cancellation and Title Company charges, in addition to any other damages or remedies due the non-defaulting party (except as limited by Section 8.3). If Close of Escrow fails to occur for any other reason, Buyer and Seller shall each pay one-half (1/2) of any Escrow cancellation and Title Company charges, if any. If the Close of Escrow fails to occur because of Seller’s default other than a wrongful declaration of a Buyer default then Buyer shall be entitled to either recover its out-of-pocket expenses incurred in connection with this transaction up to a maximum of $50,000.00 and the return of the Deposit (notwithstanding the provisions of this Agreement stating the same to be nonrefundable), or Buyer shall have the right to pursue specific performance of this Agreement as its sole and exclusive remedy. In the event of a wrongful declaration of a Buyer default, Buyer shall have the right to either specifically enforce the Seller’s obligations under this Agreement or recover the Buyer’s actual damages. Except as expressly stated otherwise herein, Buyer shall not have the right to make a claim for damages resulting from any failure to close due to a Seller default, and Buyer hereby waives any such claim. Any Buyer default will be either a Forfeiture Default or a Nonforfeiture Default. A “Forfeiture Default” means Buyer’s violation of the following obligations of this Agreement and any other default by Buyer that is not a “Non-Forfeiture Default”: (a) Buyer’s obligations regarding the satisfaction of the conditions in Sections 4 and 5 that are not subject to Buyer’s sole discretion or expressly defined below as Nonforfeiture Defaults; (b) Buyer’s closing obligations under Section 6; and (c) any material breach of Buyer’s representations in Sections 11.1 through 11.3. As to any Forfeiture Default, notwithstanding anything stated to the contrary in this Agreement, Seller shall not have the right to terminate this Agreement and/or retain the Deposit as liquidated damages until and unless either (a) the transaction contemplated under this Agreement fails to close (and such failure is not due to Seller’s breach) on the Closing Date (as the same may be extended under this Agreement), or (b) Buyer notifies Seller in writing that it intends to breach its obligations under this Agreement and not to acquire the Property notwithstanding its obligation to do so. A “Nonforfeiture Default”

means Buyer’s violation of the following obligations of this Agreement: (i) Section 11.4 (environmental agreement), (ii) Section 12 (broker warranty), (iii) any intentional Buyer misrepresentation, (iv) failure to timely make the deposit; (v) violation of Buyer’s confidentiality obligations; (vi) failure to indemnify, defend and hold the Seller harmless pursuant to Section 4.3.4, (vii) contacting tenants contrary to the requirements of Section 4.3.4, (viii) failure to comply with the insurance requirements of Section 4.3.5, (ix) failure to give notice of an assignment or other transfer as required in Section 13. Notwithstanding anything stated to the contrary herein, in the event of a Nonforfeiture Default Seller shall not be entitled to terminate this Agreement nor to retain the Deposit as liquidated damages but shall have any and all other remedies available at law or in equity including but not limited to the recovery of the Seller’s actual damages whether more or less than the amount of the Deposit, and if Buyer or the operation of law terminates this Agreement then the right to cause the Escrow Agent to retain the lesser of the entire Deposit or 200% of the amount claimed until such claim is resolved by a settlement agreement between the parties, a final and binding arbitration award or a final and nonappealable judgment of a court of competent jurisdiction. The Deposit shall be used to pay any amount Buyer owes to Seller pursuant to such a final settlement, award or judgment and any remainder shall then be released to the Buyer after its termination of this Agreement.

8.3 IF THE CLOSE OF ESCROW FAILS TO OCCUR BECAUSE OF BUYER’S FORFEITURE DEFAULT, SELLER SHALL BE RELEASED FROM ALL ITS OBLIGATIONS UNDER THIS AGREEMENT AND SHALL BE ENTITLED TO OBTAIN AND KEEP THE DEPOSIT AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING SELLER’S ACTUAL DAMAGES AS A RESULT OF SUCH A FAILURE TO PURCHASE THE PROPERTY, THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH SELLER WOULD BE DAMAGED BY BUYER’S FAILURE TO CONSUMMATE THIS PURCHASE. IMMEDIATELY UPON ANY SUCH FAILURE BY BUYER TO COMPLETE THE PURCHASE OF THE PROPERTY UNDER THIS AGREEMENT, BUYER HEREBY AUTHORIZES ESCROW HOLDER TO PAY THE DEPOSIT TO SELLER, WITH WHICH AUTHORIZATION ESCROW HOLDER SHALL PROMPTLY COMPLY WITHOUT FURTHER NOTICE TO OR FROM ANY PARTY. IN CONSIDERATION OF SELLER RECEIVING THE LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OF ITS CLAIMS AGAINST BUYER FOR DAMAGES. IN SUCH EVENT BUYER SHALL SIGN AND DELIVER TO ESCROW HOLDER WITHIN TEN (10) BUSINESS DAYS AFTER NOTICE FROM SELLER, ESCROW CANCELLATION INSTRUCTIONS AND ALL OTHER DOCUMENTS REASONABLY REQUIRED BY ESCROW HOLDER TO UNCONDITIONALLY INSTRUCT AND ENABLE ESCROW HOLDER TO CANCEL ESCROW AND (IF NOT THERETOFORE RELEASED TO SELLER) TO PAY TO SELLER THE DEPOSIT THEN HELD BY ESCROW HOLDER. ANY DISPUTE REGARDING THE FORFEITURE OF THE DEPOSIT AND THE TERMINATION OF THIS AGREEMENT SHALL BE SUBJECT TO ARBITRATION IN THE MANNER SET FORTH BELOW. FURTHERMORE, IN NO EVENT SHALL THIS SECTION 8.3 HAVE ANY APPLICATION TO OR LIMIT SELLER’S RIGHTS AGAINST BUYER TO RECOVER ATTORNEYS FEES AND COSTS PURSUANT TO SECTION 13.2 OR BUYER’S SHARE OF CANCELLATION COSTS PURSUANT TO SECTION 8.2. . PAYMENT OF THE DEPOSIT OR ANY OTHER AMOUNTS UNDER THIS SECTION 8.3 IS NOT INTENDED AS A PENALTY WITHIN THE MEANING OF OREGON LAW BUT SHALL BE TREATED AS LIQUIDATED DAMAGES.

Buyer’s Initials	Seller’s Initials

9. Property “As Is”.

Buyer agrees that except as set forth in Section 10 and elsewhere in this Agreement, (i) the sale is concluded without warranties, representations or guarantees made by Seller; (ii) the Property is purchased by Buyer on an “As Is” basis with respect to the physical, environmental, legal, financial and any other condition of the Property and all components thereof; (iii) all reports, studies, analyses, maps, drawings, materials and other documents are delivered by Seller to Buyer only as an accommodation to Buyer and not with the intent that these documents be relied on by Buyer, except to the extent that Seller has independently confirmed in writing to Buyer the validity or completeness of those documents and the information contained in them; and (iv) Buyer’s decision to purchase the Property is based only on the investigation, study and analysis of all aspects of the Property as made by Buyer and/or Buyer’s agents, employees, representatives and/or independent contractors (collectively, “Buyer’s Investigation”). Except as otherwise specifically provided in this Agreement, it is expressly understood by Buyer and Seller that all statements and representations made by Seller and Seller’s agents and independent contractors (a) are intended by Buyer and Seller to be made only as an accommodation to Buyer and Buyer’s Investigation and not in lieu of Buyer’s Investigation, and (b) are not to be relied and acted on by Buyer in lieu of Buyer’s Investigation.

10. Seller’s Representations and Warranties.

The following constitute representations and warranties of Seller and shall also be true and correct as of the Close of Escrow (and the truth and accuracy of which shall constitute a condition to the Close of Escrow), and shall survive the Close of Escrow for a period of one (1) year after Close of Escrow.

10.1 Authority.

Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The individuals executing this Agreement on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions of this Agreement.

10.2 Requisite Action; No Conflict.

As of the date hereof, all requisite action (corporate, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement and documents referred to here, nor the incurring of the obligations set forth here, nor the consummation of the transactions here contemplated, nor compliance with the terms of this Agreement and the documents referred to here conflict with or result in the material default of any terms, conditions, or provisions of, or constitute a default under any bond, note, or other evidence of indebtedness, or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease, or other agreements or instruments to which Seller is a party or affecting the Property.

10.3 Validity.

This Agreement and all documents required hereby to be executed by Seller are and shall be legally binding obligations of Seller enforceable against Seller in accordance with its terms.

10.4 Property Matters.

10.4.1 There is no litigation, claim, or arbitration, pending or to Seller’s actual knowledge any threatened litigation, claims, or arbitrations, with regard to the Property or its operation or against Seller that would affect Seller’s obligations hereunder.

10.4.2 No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to the Seller’s actual knowledge, threatened against Seller, nor are any such proceedings contemplated by the Seller.

10.4.3 Except for the Disclosed Conditions (as defined below), Seller has no actual knowledge, of any violation of any applicable city, county, state, and federal law, statutes, ordinances, and regulations governing the construction, occupancy, and operation of the Property. Seller has not received any notice of any claim of violation of any legal requirements including environmental requirements or of any notice of any claim that Seller is presently required to make any capital improvements to the Property under any legal or environmental requirements or under any contract.

10.4.4 Seller owns fee title to the Property free of encumbrances created or suffered by Seller except as specifically disclosed in the Special Warranty Deed.

10.4.5 Seller has not entered into any other contracts for the sale of the Property, nor do there exist any rights of first refusal or options to purchase the Property.

10.4.6 Seller has not received any notices from any insurance company of any defects or inadequacies in the Property that, based on Seller’s actual knowledge, remain uncured.

10.4.7 Any licenses and permits obtained by Seller have been fully paid for and are not subject to any liens, encumbrances, or claims of any kind.

10.4.8 Seller has not sold, transferred, conveyed, or entered into any agreement regarding “air rights” or other development rights or restrictions relating to the Property.

10.4.9 To Seller’s actual knowledge, the Property is materially in compliance with applicable state and federal environmental standards and requirements affecting it except for the Disclosed Conditions.

10.4.10 To Seller’s actual knowledge, without further investigation or inquiry of any kind whatsoever, no hazardous or toxic wastes, substances, or materials (including any substances or materials the use, storage, handling, or disposal of which are regulated by local, state, or federal law) have been released onto or under, or exist or are contained at, the Property in violation of any applicable federal, state or local law, ordinance or any regulation promulgated thereunder except for the Disclosed Conditions.

10.4.11 There are no proceedings, governmental administrative actions, or judicial proceedings pending or, to Seller’s actual knowledge, contemplated under any federal, state, or local law regulating the discharge of Hazardous Materials into the environment except for the Disclosed Conditions.

10.4.12 To Seller’s actual knowledge, Seller is not in default with respect to any of its obligations or liabilities pertaining to the Property (including, but not limited to, all leases, mortgages or other instruments related thereto), nor are there any facts or circumstances which, after notice or lapse of time (or both), would constitute or result in any such default. There is no private association of property owners under covenants, conditions and restrictions affecting the Property and the Property is not subject to any assessment by any other private parties by virtue of covenants, conditions and restrictions affecting the Property except to the extent of any monetary obligations under the Cross Easement (defined below in Section 10.10.2).

10.4.13 To the extent in Seller’s possession, all Property Documents other than the Excluded Documents relating to the physical condition of the Property, and all Plans and Contracts have been made available to Buyer for copying or inspection as required in Section 4.

10.4.14 As of the Closing Date, Seller’s interest in the Leases and rentals due or to become due thereunder will not be subject to any assignment, encumbrance, or liens.

10.4.15 Except as indicated in Section 12 below, no leasing or brokerage fees or commissions of any nature whatsoever shall become due or owing to any person, firm, corporation, or entity after Closing with respect to the Leases.

10.4.16 Seller has no employees whom Buyer will be required to employ after Closing.

As used in this Agreement, the term “To Seller’s actual knowledge” and any variations thereof shall mean the actual knowledge, without further investigation or inquiry of any kind whatsoever, of Robert Lacy, principal of the Seller’s asset management company responsible for the Property and Dan Gray, the Seller’s manager for the Property. Buyer agrees that neither Seller nor its brokers, managers, agents or representatives have any obligation or duty to conduct any such investigation or inquiry.

10.5 Operations during Escrow.

Seller shall manage, maintain and operate the Property in accordance with existing business practices, including maintaining all existing insurance coverage, and keep the Property in good condition and repair, ordinary wear and tear excepted, but in no event shall Seller be obligated to make any capital repairs, replacements or improvements. Seller will not make any change in its normal and customary billing practices. Notwithstanding the foregoing, Buyer shall have the right to (i) reasonably disapprove any new lease or any amendment to any new lease between the date of this Agreement and the Closing Date, (ii) disapprove any amendment to, or termination of, an existing Lease between the date of this Agreement and the Closing Date in Buyer’s sole and unfettered discretion, and (iii) be involved in all the negotiations of the leasing activities referenced in clauses (i) and (ii) above to the extent practicable. Seller acknowledges that it will be reasonable for Buyer to disapprove any new lease for a Net Effective Rent (defined below) rate below $14.59 per rentable square foot per year or if the new lease terms and conditions taken as a whole are below the fair market terms and conditions for the premises that are the subject of the new lease. Fair market terms and conditions shall be determined on the same basis as MAI appraisers use in preparing their appraisals of leases. The term “Net Effective Rent” means the rent received by the Landlord after deducting the landlord’s cost of all brokerage commissions and any and all signing bonuses, tenant allowances, periods of rent free occupancy and other consideration given by the landlord to induce the tenant to sign and deliver the lease. If Buyer increases its Deposit to the amount to a total of One Million Dollars ($1,000,000) and has waived or satisfied the conditions in Sections 4.2 through 4.4 above other than for New Title Matters then any such disapproval regarding new leases shall be in the Buyer’s sole and unfettered discretion. Buyer’s approval thereof shall be conclusively deemed to have been given unless Buyer gives Seller notice of its disapproval, together with reasons therefor, within five (5) days after Seller’s notice to Buyer of the new, amended or terminated Lease has been given, which notice must include a copy of such new lease or amendment or termination of any existing Lease. As to any new lease which is executed by Seller between the date of this Agreement and the Closing Date, all Seller’s out-of-pocket costs paid in connection with that new lease (including without limitation commissions, tenant improvement allowances, moving costs, attorneys fees, and rent concession payments) shall, to the extent disclosed to Buyer at the time of Buyer’s approval of the same, be prorated between Seller and Buyer based on the ratio that the base rent received by Seller before the Closing Date bears to the total base rent which is due for the entire initial term of such Lease.

Buyer acknowledges that Seller shall have no liability, obligation or responsibility with respect to any representation or warranty which was true and accurate when made by Seller upon the execution of this Agreement and which subsequently becomes untrue or inaccurate for any reason which is not a default by Seller of the express covenants made by Seller in this Agreement unless it results from the willful misconduct of the Seller hereafter. Anything that comes to the attention of Buyer as a result of inspections, tests or investigations made by Buyer or its agents or otherwise prior to the Closing Date, to the extent that Buyer proceeds to closing hereunder despite such matter, shall limit the effect of any representations, warranties, covenants and agreements made by Seller in this Agreement and, if Buyer proceeds to Close of Escrow, Seller’s representations and warranties shall, after the Close of Escrow, be deemed waived accordingly, without however changing Buyer’s right (if any) under applicable law to be excused from its obligations on account thereof. To the extent of Seller’s actual knowledge, Seller shall promptly notify Buyer in writing of any material change in any condition with respect to the Project or of any event or circumstance which makes any representation or warranty of Seller under this Agreement materially untrue or misleading, it being understood that the Seller’s obligation to provide notice to Buyer shall in no way relieve Seller of any liability for a default by Seller of any of its representations, warranties or covenants under this Agreement.

Except for the covenants, representations and warranties by Seller set forth in this Agreement, Seller makes no other covenants, representations or warranties to Buyer, oral or written, Buyer accepts the Property “As Is,” and Buyer is not relying upon any other statements, representations or warranties by Seller, its agents or representatives. In no event shall Seller be liable after Close of Escrow for a default of any Seller covenant, representation or warranty if such default was known to Buyer before Close of Escrow.

10.6 No Further Encumbrance. From and after the Execution Date, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Buyer at the Close of Escrow).

10.7 No Marketing. From and after the Execution Date, Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Buyer for the sale or transfer of any interest in the Property.

10.8 Future Notices. Seller shall promptly deliver to Buyer any notices it may hereafter receive from time to time that, if not delivered to Buyer, would cause the representations and warranties set forth in Section 10 herein to be untrue if made after Seller’s receipt of any such notices.

10.9 Subordination, Non-Disturbance and Attornment Agreement. Upon Seller’s receipt of a reasonably customary form of subordination, non-disturbance and attornment agreement (“SNDA”) from Buyer or Buyer’s lender, and in connection with the delivery of the Estoppel Certificates, Seller shall promptly send the SNDA to the Project tenants for signature and shall use its commercially reasonable efforts to deliver to Buyer a separate SNDA signed by each of the tenants of the Project prior to the Closing Date.

10.10 Easements.

10.10.1 With respect to that certain Easement and Equitable Servitude (the “DEQ Easement”) dated September 15, 2003, and recorded September 16, 2003, as Document number 2003-220181 in the Official Records of Multnomah County, Oregon, Seller warrants and represents as follow: (a) There are no existing defaults under the DEQ Easement by any party holding an interest therein nor has any event occurred which, with the passage of time of the giving of notice or both, would constitute a default under the DEQ Easement; and (b) The DEQ Easement contains the entire agreement between the easement holders with respect to the subject matter described therein and there have been no amendments to the DEQ Easement.

10.10.2 With respect to that certain Cross Easement and Maintenance Agreement (the “Cross Easement”) dated August 1, 1989, and recorded August 7, 1989 at Book 2225, Page 1433 in the Official Records of Multnomah County, Oregon, Seller warrants and represents as follow: (a) There are no existing defaults under the Cross Easement by any party holding an interest therein nor has any event occurred which, with the passage of time of the giving of notice or both, would constitute a default under the Cross Easement; (b) That the cost of maintaining and repairing the improvements on the Cross Easement area currently is approximately $24,000 per calendar quarter, which is then shared in accordance with the terms of the Cross Easement and as described below in this Section 10.10.2; (c) The Cross Easement contains the entire agreement between the easement holders with respect to the subject matter described therein and there have been no amendments to the Cross Easement; and (d) it has been the custom and practice of the owners of the Property (i.e. Seller and its predecessors in interest) to provide certain Cross Easement-related services to the other party to the Cross Easement which solely benefit the other party, for which the other party pays in full.

11. Buyer’s Representations and Warranties.

In addition to any express agreements of Buyer contained herein, the following constitute covenants, representations and warranties of Buyer and shall also be true and correct as of the Close of Escrow (and the truth and accuracy of which shall constitute a condition to the Close of Escrow), and shall survive the Close of Escrow for a period of one (1) year:

11.1 Authority.

Buyer has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The individuals executing this Agreement on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions of this Agreement.

11.2 Requisite Action.

As of the date hereof, all requisite action (corporate, partnership or otherwise) has been taken by Buyer in connection with the entering into this Agreement and the documents referenced herein, and the consummation of the transactions contemplated hereby.

11.3 Validity.

This Agreement and all documents required hereby to be executed by Buyer are and shall be legally binding obligations of Buyer.

11.4 Environmental Agreement.

Buyer acknowledges that Seller has disclosed the presence of hazardous material(s) in the subsurface soil and groundwater of the Property (the “Disclosed Conditions”), as set forth in that certain Site Investigation Report for ADP Plaza prepared for Seller by PNG Environmental Inc., referenced as report # 1002-01 and dated October 29, 2001, a copy of which report has previously been delivered to and reviewed by Buyer. Buyer also acknowledges that Seller has provided Buyer with a copy of the no-further-action letter from the Department of Environmental Quality, Northwest Region Portland office, dated October 17, 2003, and the restrictions set forth in the letter. The Purchase Price for the Property reflects the current condition of the Property and the activities undertaken by Seller to remediate the Disclosed Conditions.

Notwithstanding any provision of this Agreement or of law to the contrary, Seller and Buyer agree to allocate responsibility and liability for all environmental matters arising out of such use or in any other way arising out of or associated or connected with the Project as set forth in the following paragraphs:

11.4.1 Subject to the representations and warranties contained in this Agreement, Buyer takes the Property “As Is,” with all faults and conditions thereon and thereunder. Except as expressly set forth elsewhere in this Agreement, Seller makes no representations or warranties, expressed or implied, with respect to the environmental condition of the Property or the surrounding property (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder), compliance with any federal, state or local environmental, health or safety statutes, laws or regulations. Seller makes no indemnification, expressed or implied, for any costs, claims or liabilities arising out of or related to the presence, discharge, treatment, recycling, storage, use, transportation, generation, disposal, migration or release on, in, under, from or about the Property (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder) of any hazardous or toxic waste, substance, material, or constituent as defined in and restricted or otherwise regulated in any manner or degree by any applicable federal, state or local law, ordinance or regulation, or any other corrosive, reactive, ignitable, carcinogenic, toxic or reproductive toxic substances, materials or wastes (including, without limitation, any asbestos, asbestos containing materials, polychlorinated biphenyls, oil, or petroleum, including crude oil or any fraction thereof) (collectively, “Hazardous Materials”). Until the Close of Escrow, Buyer shall keep all information regarding the Disclosed Conditions confidential unless otherwise required by law and shall not disclose such information to any third party other than Buyer’s consultants, advisors, and lenders without prior approval of Seller, which may be withheld in Seller’s subjective, good faith judgment. Any information, reports, statements, documents or records of third parties (hereinafter, “Disclosures”) provided or made to Buyer or its consultants by Seller, its agents, employees or contractors concerning the environmental condition of the Property shall not be representations or warranties by Seller. Buyer acknowledges that Seller is not responsible for verifying or confirming any of the matters set forth in the Disclosures. Any Disclosures by Seller shall be made solely to facilitate the environmental assessment process, and Seller shall have no duty or obligation to make any Disclosures to Buyer except to the extent required by statute or this Agreement. Notwithstanding the foregoing or anything stated to the contrary in Section 11.5 below, nothing contained herein or in Section 11.5 shall impair Buyer’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

11.4.2 Any demolition, redevelopment, response, clean-up and remedial measures taken by or on behalf of Buyer with regard to or affecting the Property, or the soil or the groundwater thereunder, including any measures addressing environmental conditions of the Property, or the soil or the groundwater thereunder, shall comply with all applicable federal, state and local laws and regulations.

11.4.3 Buyer hereby waives, releases and discharges the Seller, its officers, directors, shareholders, employees, partners, agents, successors, or assigns (collectively, “Released Parties”) from any and all suits, causes of action, legal or administrative proceedings, liabilities, claims, damages, losses, costs and expenses of whatever kind, known or unknown to the extent relating to environmental matters, including any action under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended (“CERCLA”) or state environmental laws, which Buyer had, has or may have, based upon the presence, discharge, treatment, recycling, use, migration, storage, generation, release, disposal or transportation to or from the Property of any Hazardous Materials or the environmental condition of the Property (including, without limitation, all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder). Buyer hereby agrees, represents and warrants the matters released herein are not limited to matters which are known, disclosed or foreseeable.

Buyer warrants that it is familiar with, has read, understands, and has consulted legal counsel of its choosing with respect to such release and Buyer realizes and acknowledges that factual matters now unknown to it may have given, or may hereinafter give, rise to actions, legal or administrative proceedings, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which are presently unknown, unanticipated and unsuspected and Buyer further agrees, represents and warrants that the provisions of this Section 11.4 have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit the Released Parties from any such unknown causes of action, legal or administrative proceedings, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which in any way relate to environmental matters affecting the Property.

11.4.4 If, after the date of this Agreement and before the Closing Date, Seller learns of illegal dumping on the Property of Hazardous Materials, Seller shall promptly notify Buyer in writing. Within five (5) days after receiving such notice from Seller, Buyer shall elect, by delivering to Seller a written notice, either to: (i) terminate this Agreement, in which event the Deposit shall be immediately returned to Buyer, and Buyer and Seller shall share equally all Escrow costs, or (ii) proceed with the purchase of the Property and consummate this Agreement in accordance with its terms. Buyer’s failure to deliver to Seller notice of its election under this paragraph within five (5) days after that written notice from Seller is given shall be deemed to be Buyer’s election to proceed under this Agreement.

11.4.5 Buyer’s obligations under this Section 11.4 shall survive the Close of Escrow.

11.4.6 The foregoing release set forth in Section 11.4.3 shall not apply to: (a) any damages, claims, liabilities or obligations arising out of or in connection with a default of any covenant, representation or warranty of Seller set forth in this Agreement or any of the documents executed in connection with this Agreement, (b) Seller’s fraud, or (c) any claims or actions Buyer may have against Seller that may arise from third-party claims asserted against Buyer with respect to actions or occurrences arising prior to Closing. Such release does, however, apply to any third party claims resulting from Buyers violation of Section 11.4.2.

11.5 Confidentiality.

At all times after the date of this Agreement and both before and after the Closing, unless consented to in writing by both Seller and Buyer, no press release or other public disclosure concerning this transaction, the purchase price or other terms of this transaction shall be made by any person, and each party agrees to use best efforts to prevent such disclosure, other than (a) to employees, agents, consultants and lenders of the parties who are involved in the ordinary course of business with this transaction, all of whom shall be instructed to comply with the confidentiality provisions hereof; or (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or as otherwise required to comply with laws (collectively, the (a) and (b) are “Permitted Outside Parties”). Buyer and Seller agree that all information furnished by Seller to Buyer or obtained by Buyer in the course of Buyer’s Investigation or in any way arising from or relating to any and all studies of or entries upon the Property by Buyer, its agents, contractors, invitees or representatives, as well as the provisions of this Agreement and documents related thereto shall, at all times prior to the Closing, be treated as confidential information subject to the REIT disclosure provisions set forth in Section 11.4.1 herein and subject to Permitted Outside Parties as necessary to perform its obligations hereunder and undertake its due diligence and as may be required under laws or regulations applicable to Seller and Buyer. If Buyer terminates this Agreement and the purchase of the Property is not Closed for any reason other than Seller’s default then Buyer shall deliver to Seller all third party reports obtained by Buyer in connection with the transaction contemplated by this Agreement, at no cost to Seller.

12. Brokerage Commissions.

Seller acknowledges that compensation will be due to Capacity Commercial, Inc. (“Brokers”) as a commission from the sale proceeds received by Seller at Close of Escrow. Payment of the commission is expressly conditioned upon Close of Escrow and shall be made from Seller’s proceeds arising from the consummation of this transaction. Seller shall submit a separate payment authorization to Escrow Holder before Close of Escrow. Other than this commission, Seller and Buyer each represent and warrant to the other that no broker or finder is entitled to any further commission or finder’s fee resulting from any action on its part. Each party agrees to indemnify, defend, protect and hold the other harmless against any claim, loss, damage, cost or liability for any broker’s commission or finder’s fee asserted as a result of its own act or omission in connection with this transaction. Notwithstanding the foregoing, under no circumstances shall Brokers or any other broker, finder or third party be deemed to be a third party beneficiary under this Agreement or any escrow instructions in connection with this Agreement.

13. General Provisions.

13.1 Assignment.

This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective representatives, successors and assigns as may be permitted below. Buyer shall have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow or to appoint a nominee to act as Buyer under this Agreement or to otherwise transfer all or any part or interest in this Agreement without obtaining the prior written consent of Seller, but with notice to Seller. In no event shall any designation, assignment or nomination relieve Buyer of any obligations under this Agreement; provided, however, that in the event Buyer’s designatee, assignee or nominee has satisfied all of Buyer’s obligations under this Agreement as of the Closing Date, Buyer shall be released from any further obligations or responsibilities under this Agreement upon Close of Escrow.

13.2 Attorneys’ Fees.

With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever, including (without limitation), any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law or any action seeking a declaration of rights or an action for rescission, is instituted to interpret or enforce this Agreement or any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’, paralegals’, accountants’ and other experts’ and professional fees and all other fees, costs and expenses actually incurred and reasonably necessary in connection therewith including (without limitation) deposition and expert fees and costs incurred in creating exhibits and reports, as determined by the judge or arbitrator at trial or other proceeding, or on any appeal or review, in addition to all other amounts provided by law. As used in this Agreement, the “prevailing party” shall be that party in whose favor the balance of the issues were decided. In making the determination of who is the prevailing party, the parties agree that an award of money damages shall be one factor in the judge’s, arbitrator’s or other authority’s decision but shall not be the only factor. Other factors for the judge, arbitrator or other authority to consider shall include, but not be limited to, the number, size and importance of claims asserted by the party in whose favor a monetary award was made but on which the party did not prevail, the size of any monetary award in relation to the amount requested and the resolution of non monetary issues. To aid in the judge’s, arbitrator’s or other authority’s determination of who is the prevailing party and the reasonableness of the award of attorneys’ fees, the judge, arbitrator or other authority shall be entitled to compare his/her final award to the parties’ settlement offers made in writing prior to the arbitration hearing. For purposes of this Agreement, the term attorney fees includes all charges of the prevailing party’s attorneys and their staff (including without limitation legal assistants, paralegals, word processing, and other support personnel) and any postpetition fees in a bankruptcy court. For purposes of this Agreement, the term fees and expenses includes but is not limited to long-distance telephone charges; expenses of facsimile transmission; expenses for postage (including costs of registered or certified mail and return receipts), express mail, or parcel delivery; mileage and all deposition charges, including but not limited to court reporters’ charges, appearance fees, and all costs of transcription; and costs incurred in searching records.

13.3 Approval and Notices.

Any consent, approval, disapproval, demand, document or other notice (“notice”) which either party may desire to give to the other party or to Escrow Holder must be in writing and may be given by personal delivery, e-mail, facsimile, overnight mail or courier, or by United States registered or certified mail, return receipt requested, to the party to whom the notice is directed at the address of the party set forth below, or at any other address as the parties may later designate:

To Seller:	Antares-A, Inc.
c/o Access Property Services 30448 Rancho Viejo Road, Suite 120 San Juan Capistrano, California 92675-1513 Fax: (313)557 1936 Email: rpl@accessps.com

Copy to:	Davis Wright Tremaine 1300 SW Fifth Avenue, Suite 2300 Portland, OR 97201-5630 Attn.: Eugene L. Grant Fax: (503) 778.5427 Email: genegrant@dwt.com

To Buyer:

KBS Capital Advisors LLC

Attention: Peter Mette

Senior Vice President

Director of Acquisitions - Northwest U.S.

201 California Street, Suite 470

San Francisco CA 94111

Fax: (415) 962-0188

Email: pmette@kbsrealty.com

Copy to:	L. Bruce Fischer Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, CA 92614 Email: bfischer@morganlewis.com Fax: 949.399.7001

Any notice under this Agreement, whether served personally or by e-mail, facsimile or delivered by mail, shall be deemed given only upon receipt by the party to this Agreement to whom it is sent, provided, however, that notices may be sent by e-mail only to those parties that have e-mail addresses listed above. If any such notice is not received or cannot be delivered due to a change in the facsimile number or the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such notice shall be effective on the date delivery is attempted. Any notice under this Agreement may be given on behalf of a party by the attorney for that party.

13.4 Prorations.

13.4.1 Landlord represents and warrants that all commissions, allowances, legal fees or other expenses associated with leasing the space presently occupied in the Property by ADP and OHSU have been previously paid and fully satisfied. All tenant improvement allowances, leasing commissions, legal fees or other expenses directly associated with any new lease entered into after the Execution Date of the presently vacant space as of the date of this Agreement shall, to the extent disclosed to Buyer in writing at the time such new lease was approved by Buyer, be prorated between the parties based upon the actual number of days each party is entitled to collect rent from the new tenant(s) under the lease(s). Property taxes and assessments on the Property, and rent, utilities, maintenance, expenses, expense recoveries, and other revenue and charges for other services for the Property, shall be prorated between Buyer and Seller as of Close of Escrow, based on the most current statements and information available to Seller (and based on the periods to which they relate and are applicable, and regardless of when payable).

13.4.2 If any proceeding or governmental agency decision after Close of Escrow results in any reduction and/or refund of any tax or assessment for any period before Close of Escrow, then any such refund, after deduction of costs and expenses incurred for the purposes of protesting the amount of taxes or assessed value and payment of any reimbursements owing to any tenants under the Leases, shall be immediately paid to Seller to the extent such reduction and/or refund were for taxes paid by Seller. Reductions and/or refunds for taxes paid for a period during which the Close of Escrow occurred will be prorated between Buyer and Seller, and reductions and/or refunds are the property of Buyer for taxes paid after the Close of Escrow.

13.4.3 Except as is otherwise provided in the Leases, certain tenants under Leases pay their proportionate share of Additional Rent which, provide for payments of monthly estimates with an adjustment at the end of each fiscal year applicable to such Additional Rent. Additional Rent is determined with respect to a fiscal year commencing January 1, and ending December 31 (“Lease Year”). Subject to the preliminary and final adjustments described in this Section 13.4.3, all amounts received by Seller as interim payments of Additional Rent before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be apportioned as between Seller and Purchaser based on the number of days in that month, and the party that received the interim payment shall remit to (if received on or after the Closing Date) or credit at Closing (if received before the Closing Date) the other party its proportionate share. Subject to the preliminary and final adjustments described in this Section 13.4.3, all amounts received by Purchaser as payments of Additional Rent after the Closing Date for months prior to the month in which the Closing Date occurs, shall be remitted to Seller on or before the 20th day of the month following the month of receipt by Purchaser, and any Additional Rent received by Purchaser after the Closing Date, for the month in which the Closing Date occurs shall be prorated in accordance with the preceding sentence, and Purchaser shall remit to Seller, Seller’s proportionate share on or before the 20th day of the month following the month of receipt by Purchaser. As of the Closing Date, Seller shall prepare and deliver to Buyer a reasonable estimate of the actual operating expenses paid or payable by Seller for the period prior to the Closing Date and any necessary proration adjustment of Additional Rent to reconcile the Additional Rent received by Seller prior to Closing to such estimated Seller operating expenses for the Property as of the Closing Date. If Seller’s estimate shows that more Additional Rent is owed to Seller then it shall be paid to Seller as and when received by Buyer from the tenants of the Property and if Seller’s estimate shows tenants paid more Additional Rent than Seller’s operating expenses for such period, Buyer shall be entitled to a credit towards the Purchase Price equal to such amount. Buyer shall use commercially reasonable efforts to increase and collect any such Additional Rent due Seller from the tenants of the Property as soon as reasonably possible after the Closing Date. After the final reconciliation and settlement with tenants for the Additional Rent for the Lease Year, Seller’s allocable share of actual Additional Rent for each of the Leases in effect as of the Closing Date shall be determined by multiplying the total payments collected from such tenant for such Lease Year (the sum of estimated payments actually made plus or minus year-end adjustments) by a fraction, the numerator of which is the actual expenses paid by Seller which are reimbursable as Additional Rent with respect to such Lease during the Lease Year prior to the Closing Date (or that portion of the Lease Year prior to the Closing Date in which such Lease is in effect), and the denominator of which is the total amount of expenses incurred by Purchaser and Seller which are reimbursable as Additional Rent with respect to such Lease during the Lease Year (or that portion of the fiscal year in which such Lease is in effect) and Purchaser’s allocable share of actual Additional Rent for each of the Leases in effect as of the Closing Date shall be determined by multiplying the total payments collected (by both Seller and Purchaser) from such tenant for the Lease Year by a fraction, the numerator of which is the actual expenses paid by Purchaser which are reimbursable as Additional Rent with respect to such Lease during the Lease Year, and the denominator of which is the total amount of expenses incurred by Purchaser and Seller which are reimbursable as Additional Rent with respect to such Lease during the Lease Year (or that portion of the fiscal year in which such Lease is in effect). If any Lease provides for the adjustment of Additional Rent on the basis of a period other than the Lease Year, a reasonable method of calculating the adjustment for that tenant will be determined so that all adjustments can be made at the same time. If on the basis of amounts actually incurred and the estimated payments received by Seller prior to the Closing Date or by Purchaser from and after the Closing Date, it is determined that Seller or Purchaser has retained, been credited with, or received amounts in excess of its allocable share, Purchaser or Seller (as applicable) shall, within five (5) business days after notice from one party of the excess owed to the other party, remit such excess to such other party. As soon as practicable after the end of the Lease Year, Seller and Purchaser shall fully cooperate with one another in good faith in determining the appropriate allocations and adjustments of Additional Rent hereunder.

13.4.4 Seller warrants that as of the Execution Date, there are no refundable security deposits owed to the existing tenants of the Property other than small deposits for card keys and the like, which shall be credited to Buyer at Closing . In the event Seller comes into possession of a security deposit from a tenant of the Project entering into a lease after the Execution Date, Buyer shall be credited at Closing for the amount of all such security deposits provided for under such leases. Unless and until this Agreement is terminated, Seller shall not apply any security deposits to any obligations under the Leases, without notice to Buyer. With respect to any security deposit which is evidenced by a letter of credit, Seller shall (i) deliver to Buyer at the Closing such original letter of credit, and (ii) execute and deliver at the Closing such other instruments as the issuer of such letter of credit shall reasonably require in order to cause the named beneficiary under such letter of credit to be changed to Buyer.

13.5 Payment of Costs.

Seller shall pay the premium charges for a standard coverage Title Policy, transfer taxes, one-half (1/2) of Escrow costs and fees. Buyer shall pay the charge for recording the Deed and other transfer charges other than the documentary transfer tax, the charge for recording the Assignment of Leases, one-half (1/2) of all Escrow costs and fees, all of the additional costs in connection with any extended coverage or endorsements to the Title Policy, and the cost of updating the survey. Seller and Buyer shall each pay the costs of its own counsel in negotiating and closing this transaction.

13.6 Escrow Holder Authorized to Complete Documents.

If necessary, Escrow Holder is authorized to insert the date Escrow closes as the date of documents conveying interests herein.

13.7 Recordation of Documents.

When all of the conditions in Sections 4 and 5 have been satisfied or waived, Escrow Holder shall cause the Deed and any other recordable instruments to be filed for recordation in the Office of the Multnomah County Recorder. Escrow Holder shall supply all parties listed in Section 13.3 with conformed copies of documents submitted for recording.

13.8 Delivery of Documents and Funds.

Upon Close of Escrow, Escrow Holder shall deliver to Seller and to Buyer all documents and funds to which each is entitled and for whose benefit those documents and funds were delivered to Escrow Holder, and shall undertake all of the following in the manner indicated and as more particularly instructed in Buyer’s and Seller’s Closing instructions:

13.8.1 Prorate and allocate all matters described in Sections 13.4 and 13.5 hereof;

13.8.2 Deliver to Buyer the original of the Bill of Sale (the Leases, the Estoppel Certificates and the original Property Documents shall be delivered by Seller to Buyer outside of Escrow on or before the Closing Date as an integral part of the Closing);

13.8.3 Disburse funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Seller;

13.8.4 Transfer or credit the Prepaid Deposits to Buyer;

13.8.5 Direct the Title Company to issue the approved Title Policy to Buyer; and

13.8.6 Mail the Tenant Notices.

13.9 Performance by Escrow Holder.

Escrow Holder is to be concerned only with those paragraphs under this Agreement where Escrow Holder is given instructions to perform certain acts or with those paragraphs where escrow holders generally and reasonably would be expected to act.

13.10 Risk of Loss.

All risk of loss concerning the Property shall be borne by Seller only until the Closing Date. Seller shall keep the Property insured with comprehensive coverage property insurance in an amount not less than the full replacement value of the Project until close of Escrow. In the event of a material loss (i.e., if the Property, or any part thereof, suffers any damage (i) in excess of five percent (5%) of the Purchase Price prior to the Closing from fire or other casualty which Seller, at its sole option, does not elect to repair, (ii) that causes access to or parking on the Property to be adversely affected, (iii) that results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property, or (iv) that entitles tenants at the Property to terminate their lease or abate rent), Seller shall immediately give Buyer notice of the damage. Within five (5) business days after that notice is given, Buyer shall elect, by notice to Seller, either: (i) to terminate this Agreement in which event Buyer and Seller shall share equally all Escrow costs, or (ii) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage shall be assigned to Buyer at the Closing and Buyer shall receive a credit for the deductible. Buyer’s failure to deliver to Seller notice of its election within the five (5) business day period shall be deemed Buyer’s election to proceed with the purchase of the Property under option (ii) above. If the Property, or any part thereof, suffers any damage that is not a material loss, as described above, prior to the Closing, Buyer agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage plus an amount equal to Seller’s deductible under its insurance policy and there shall be no other reduction in the Purchase Price, provided however, that if more than $250,000 of the loss is uninsured beyond the amount of Seller’s deductible then Buyer may elect to terminate this Agreement unless Seller elects to pay Buyer the amount of such excess uninsured loss.

13.11 Condemnation.

If the Property or any substantial portion thereof is condemned by the adoption of a resolution of necessity which is adopted by a condemning agency before the Closing Date, such action shall be deemed to be a material taking, and Seller shall immediately give Buyer notice thereof. Within five (5) business days after that notice is given, Buyer shall elect, by notice to Seller, either (i) to terminate this Agreement in which event Buyer and Seller shall share equally in all Escrow costs, or (ii) to proceed with the purchase of the Property and consummate this Agreement in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. Buyer’s failure to deliver to Seller notice of its election within the five (5) business day period shall be deemed Buyer’s election to proceed with the purchase of the Property under option (ii) above. If Buyer elects option (ii), Seller shall, at the Closing, assign to Buyer all Seller’s right, if any, to receive any portion of any condemnation award. Seller agrees to execute all documents necessary in order to effectuate such transfer of any condemnation proceeds to Buyer. For purposes of this Section 13.11, a “Substantial Portion” of the Property shall be deemed to mean one which (w) relates to the taking or closing of any right of access to the Property or that adversely affects parking, (x) involves more than the equivalent of five percent (5%) of the Purchase Price, (y) may result in the termination of any of the Leases or an abatement of rent, or

(z) results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property. If the taking does not involve the taking of a Substantial Portion of the Property, then all condemnation awards shall be assigned to Buyer or credited to Buyer at Closing.

13.12 Delinquent Rents.

Non-delinquent rents that are received by Seller before the Closing Date shall be prorated to the Closing Date. Rents delinquent as of the Closing Date, but collected later, shall be prorated as of the Closing Date when collected. Rents collected after the Closing Date from tenants whose rental was delinquent at the Closing Date shall be deemed to apply first to the current rental due at the time of payment and second to rentals which were delinquent at the Closing Date. Rents collected after the Closing Date to which Seller is entitled shall be promptly paid to Seller. For a period of sixty (60) days after the Closing Date, Buyer shall use reasonable efforts that are limited to billing tenants to collect all rents which are delinquent as of the Closing Date with no obligation to commence litigation to collect such rents. Commencing as of sixty-one (61) days after the Closing Date, Seller may take all steps it deems appropriate, including litigation, to collect any rents delinquent as of the Closing Date which are still uncollected and that exceed $10,000.00, but Seller shall have no right to evict a tenant or disturb their quiet enjoyment of the Premises. If the amount of delinquent rent for any tenant is less than $10,000, Seller must obtain Buyer’s consent (which will not be unreasonably withhold) before taking any action to collect such delinquent rents from such tenant. Any rents received by Seller that relate to a period after the Closing Date shall be remitted to Buyer within ten (10) business days of Seller’s receipt.

13.13 Interpretation.

This Agreement is made under the laws of the State of Oregon in effect at the time of the signing of this Agreement and shall be construed on the basis that both parties participated equally in the drafting, negotiating and finalizing of this Agreement. The parties consent to the jurisdiction of the Oregon courts with venue in Multnomah County.

13.14 Titles, Captions and Sections.

Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to Section numbers are to paragraphs as numbered in this Agreement unless expressly stated otherwise.

13.15 Gender.

As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates.

13.16 No Waiver.

A waiver by either party of a default of any of the covenants, conditions or agreements under this Agreement to be performed by the other party shall not be construed as a waiver of any succeeding default of the same or other covenants, agreements, restrictions or conditions of this Agreement.

13.17 Modifications.

Any alteration, change or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each party. In no event shall any amendment or other modification to this Agreement be implied by or construed from oral statements or from the conduct of any person or entity.

13.18 Severability.

If any term, provision, condition or covenant of this Agreement or its application to any party or circumstances shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

13.19 Integration of Prior Agreements and Understandings.

This Agreement contains the entire understanding between the parties relating to the transaction contemplated by this Agreement. All prior or contemporaneous correspondence, communications, agreements, understandings, representations and statements, oral or written, are integrated into this Agreement and shall be of no further effect.

13.20 Time of Essence.

Time is expressly made of the essence with respect to the performance by Buyer and Seller of each and every obligation and condition of this Agreement in general, and of the title and estoppel certificate approval periods, the Feasibility Period and Close of Escrow in particular.

13.21 Possession of Property.

Buyer shall be entitled to possession of the Property only at Close of Escrow.

13.22 Counterparts.

This Agreement may be signed in multiple counterparts which, when signed by all parties, shall constitute a binding Agreement.

13.23 Exhibits Incorporated by Reference.

All exhibits attached to this Agreement are incorporated into this Agreement by reference.

13.24 Computation of Time.

The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the day Escrow opens), and including the last day, unless the last day is a federal government holiday or Saturday or Sunday, in which case the time shall be extended to the next business day. Unless expressly indicated otherwise, (a) all references to time are to local time for where the Property is located, and (b) all time periods shall expire 5:00 p.m., local time for where the Property is located.

13.25 Buyer’s Materials Concerning Property.

If for any reason (other than Seller’s default) Buyer fails to purchase the Property, Buyer shall deliver to Seller, when and as requested by Seller, all test results, studies, plans, reports, environmental assessments and other materials prepared by, for, or in the possession of Buyer, or its agents, employees or contractors, relating to the Property without any representation or warranty as to their accuracy or completeness and subject to any confidentiality provisions set forth thereunder. Seller shall have the right to retain and use these materials for any purpose whatsoever as partial consideration for entering into this Agreement.

13.26 Other Documents; Cooperation of Parties; Exchange.

Each party agrees to sign any other and further instruments and documents as may be reasonably necessary or proper in order to accomplish the intent of this Agreement (including without limitation, documents reasonably required to effect a tax deferred exchange by either or both Seller and Buyer), provided that those instruments and documents are consistent with the terms of this Agreement and do not increase Seller’s or Buyer’s obligations or liability under this Agreement or cause Seller or Buyer, as applicable, to incur any additional cost or expense, or delay the Close of Escrow. Notwithstanding the foregoing, Buyer shall not, under any circumstances, be required to acquire title to any other property in connection with any such tax deferred exchange or execute any documents other than a simple consent/assignment acknowledgement.

13.27 Mediation, Arbitration and Damages.

The parties shall engage in nonbinding mediation as the first means to seek a settlement of any dispute under this Agreement. If mediation is unsuccessful then either party may at any time request arbitration of any matter in dispute unless litigation has already commenced and continued more than 60 days after the first legal process has been served on a party to this agreement by the other party without any request for arbitration by the party served. Any party who fails to submit to mediation or arbitration following a lawful demand by the other party shall bear all costs and expenses, including reasonable attorneys’ fees, (including those incurred in any trial, bankruptcy proceeding, appeal or review) incurred by the other party in obtaining a stay of any pending judicial proceeding concerning a dispute, until mediation and arbitration are completed. The party requesting mediation or arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute. Arbitration shall be in the City of Portland, Oregon, before a single arbitrator, in accordance with the rules then pertaining to the Multnomah County Circuit Court Arbitration Program except to the extent provided otherwise under Oregon laws on arbitration and as otherwise provided herein. The determination of the arbitrator shall be final and binding other than for any mistake of law by the arbitrator. If such program is terminated then the rules of the Arbitration Service of Portland, Inc., shall be used. The arbitrator shall be a licensed attorney having at least 15 years experience with real estate transactions and disputes. The award in such arbitration may be enforced on the application of either party by the order of judgment of a court of competent jurisdiction. The arbitrator shall determine and award the prevailing party in the arbitration the reasonable expense of its attorneys and experts incurred in connection with any arbitration. The arbitrator shall resolve all disputes in accordance with the laws of the state of Oregon and shall make a record of the evidence and issue a written decision including findings of fact and law. The arbitrator shall have no authority nor jurisdiction to award any damages or any other remedies beyond those which could have been awarded in a court of law if the parties had litigated the claims instead of arbitrating them. The parties shall not assert any claim for punitive damages except to the extent such awards are specifically authorized by statute. The Federal Arbitration Act, Title 9 of the United States Code, is applicable to this transaction and shall be controlling in any judicial proceedings and in the arbitration itself as to issues of arbitrability and procedure. No provision of, nor the exercise of any rights under this clause shall limit the right of the Owner to exercise self help remedies or obtain equitable remedies from a court such as specific performance of this Agreement, provisional or ancillary remedies such as an injunction, receivership, attachment or garnishment. The parties shall use their best efforts to complete any arbitration within sixty (60) days of the filing of the dispute unless the dispute is regarding the refusal to grant a consent or approval in which case the time period shall be thirty (30) days. The arbitrator shall be empowered to impose sanctions for any party’s failure to do so. The provisions of this arbitration provision shall survive any termination, amendment, or expiration of this agreement unless the parties otherwise expressly agree in writing. Each party agrees to keep all disputes, mediation and arbitration proceedings strictly confidential, except for the disclosure of information required in the ordinary course of business of the parties (including, but not limited to, any REIT purposes referenced in Section 11.4.1 hereof) or as required by applicable law or regulation. If any provision of this arbitration program is declared invalid by any court, the remaining provisions shall not be affected thereby and shall remain fully enforceable. The parties understand that they have decided that upon demand of either of them, their disputes as described herein will be resolved by arbitration rather than in a court and once so decided cannot later be brought, filed or pursued in court other than for a mistake of law, lack of substantial evidence to support factual findings or other extraordinary errors.

13.28 Exclusivity.

Upon execution of this Agreement, Seller will have no further dealings or negotiations with any third parties concerning the purchase of the Property unless and until there is a termination of this Agreement.

13.29 Not an Offer.

Seller’s delivery of unsigned copies of this Agreement is solely for the purpose of review by the party to whom delivered, and neither the delivery nor any prior communications between the parties, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer.

THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 197.352. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES, THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 197.352.

SELLER: ANTARES-A, INC., a Delaware corporation		BUYER: KBS Capital Advisors LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory	By:	/s/ Authorized Signatory
Name:		Name:
Title:		Title: